EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") dated April 24, 1998, between PROXYMED, INC., a Florida corporation ("Buyer"), with its principal business address at 2501 Davie Road, Suite 230, Fort Lauderdale, Florida 33317, and WPJ, INC., a California corporation (the "Company"), with its principal business address at 3720 S. Susan, Suite 100, Santa Ana, California 92704, and ROBERT WEINBERGER and MARK PEHL, the sole Shareholders of the Company (the "Shareholders"). The Company and Shareholders are sometimes collectively referred to in this Agreement as "Selling Parties".

         WHEREAS, Shareholders own all of the issued and outstanding capital stock of the Company; and

         WHEREAS, upon the terms and conditions of this Agreement, Buyer desires to purchase from Selling Parties, and Selling Parties desire to sell to Buyer, all of the issued and outstanding capital stock of the Company; and

         WHEREAS, it is the intention of the Company, the Shareholders and Buyer that the acquisition by Buyer of the Company pursuant to the terms and conditions of this Stock Purchase Agreement be a "qualified stock purchase" for purposes of Section 338(h)(10) of the Internal Revenue Code and that both Buyer and the Company and its Shareholders will timely elect to make an election pursuant to Section 338(h)(10);

         THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1. PURCHASE AND SALE OF STOCK

         1.1 Subject to and under the terms and conditions set forth in this Agreement, Shareholders shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase, at the Closing provided for in Article 3 hereof, all (and not less than all) of the shares of capital stock of the Company set forth and described on SCHEDULE 1.1 hereto (the "Shares" or the "Stock").

ARTICLE 2. PURCHASE PRICE

         2.1 PAYMENT OF PURCHASE PRICE. In consideration for the transfer and assignment by the Shareholders and in consideration of the representations, warranties and covenants of Selling Parties set forth herein, Buyer on the conditions set forth herein:

                  (a) shall pay to the Shareholders or their assignee(s) at the Closing (as hereinafter defined) Twenty Million Six Hundred Twenty Thousand Dollars ($20,620,000) in cash described in Section 3.2 hereof; and

                  (b) shall deliver to the Shareholders or their designee(s) at the Closing that number of shares of Common Stock of Buyer described in Section
3.2 hereof which equals


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$6,750,000 of ProxyMed's Common Stock, $.001 par value, at its fair market value defined as the average of the closing price of the Common Stock as reported to have traded on the Nasdaq National Market System at the close of business on the three (3) trading days prior to, the day of, and the three (3) trading days after the date of the public announcement of this Agreement which announcement shall be effected at the following date and time: Monday, April 27, 1998, at approximately between 7:30 and 9:30 a.m. EDT, or at such other date as the parties mutually agree.

                  (c) In addition to the foregoing, Buyer shall pay to Shareholders a sum equal to the aggregate amount of federal and state income and franchise taxes (less estimated payments made prior to the Closing Date) payable by the Shareholders with respect to all taxable income arising from their ownership of the Shares from the period beginning January 1, 1998, and ending on the Closing Date (the "Short Tax Year"). Such amount shall be paid by Buyer to the Shareholders within at least fifteen (15) days prior to the taxes being due
 . The obligations of Buyer described in this subsection (c) are absolute and unconditional in all respects, and shall be valid and enforceable irrespective of any other agreements or circumstances which might otherwise constitute a defense to such obligations including, without limitation, any liabilities of Shareholders to Buyer pursuant to Section 12.4 of this Agreement. Buyer absolutely, unconditionally and irrevocably waives any and all right to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to such obligations in any action or proceeding brought by Shareholders to collect the indebtedness described in this Section.

         2.2 ALLOCATION OF PURCHASE PRICE. The parties agree that the Purchase Price (defined as the sum of the amounts specified in Sections 2.1(a) and (b) above) shall be allocated as set forth on SCHEDULE 2.2 and that such allocations will be used by the parties in reporting the transaction contemplated by this Agreement for federal and state tax purposes.

ARTICLE 3. THE CLOSING

         The closing of the purchase and sale of the Stock by the Shareholders to Buyer (the "Closing") shall take place by facsimile or at the offices of the Company at 10:00 a.m. local time, on May 15, 1998, or at such other place and/or time as the parties may agree in writing (the "Closing Date"), time being expressly of the essence. In the event that the conditions specified in this Agreement have not been fulfilled by such date, Buyer (if such failure is a failure of Section 9 conditions other than Section 9.2) or Shareholders (if such failure is a failure of Section 10 conditions other than Section 10.1) may extend the Closing Date for a specified period or periods not exceeding an additional thirty (30) days by written notice to the other party(ies) and the no shop period described in Section 8.3 shall likewise be automatically extended to such Closing Date. In no event may Buyer extend the Closing Date for failure to obtain the fairness opinion.

         3.1 SELLING PARTIES' OBLIGATIONS AT THE CLOSING. At the Closing, Selling Parties shall deliver or cause to be delivered to Buyer the stock certificates representing the Shares, with stock powers attached, and such other good and sufficient instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to Buyer's counsel, effective to vest in Buyer good title to the Shares, and all documents, books and records of Company.

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                  Selling Parties, at any time before or after the Closing Date, shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Buyer and shall take any other action consistent with the terms of this Agreement that may reasonably be requested by Buyer for the purpose of assigning, transferring, granting, conveying and confirming to Buyer, or reducing to possession, the stock of the Company. If requested by Buyer, Selling Parties agree to prosecute or otherwise enforce in their own names for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in either of the Selling Parties' name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Buyer's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Selling Parties.

         3.2 BUYER'S OBLIGATIONS AT THE CLOSING. At the Closing, Buyer shall deliver to Shareholders against delivery of the items specified in Section 3.1 a certified or bank cashier's check or a wire transfer of immediately available funds in the amount of $20,620,000 payable to the Shareholders or their nominee, and issuance to the Shareholders or their nominee of that number of shares of Common Stock of the Buyer more fully described in Section 2.1(b) hereof. The Common Stock issued shall be Rule 144 restricted stock with restricted legend and stop transfer instructions as described in Section 6.18. Shareholders shall not be granted any registration rights. Such Shares shall be issued to the Shareholders in the relative proportions and in accordance with written instructions of the Shareholders to Buyer at least ten (10) business days prior to the Closing.

ARTICLE 4. [INTENTIONALLY OMITTED]

ARTICLE 5. SECTION 338(H)(10) OF THE INTERNAL REVENUE CODE

         The Company, Shareholders and Buyer hereby agree to do all things reasonable and necessary to qualify this acquisition pursuant to this Stock Purchase Agreement as a "qualified stock purchase" within the meaning of Section 338(h)(10) of the Internal Revenue Code ("Code"), and the Company, Shareholders and Buyer agree to timely make such elections and file such returns as may be required thereby.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Subject to Section 16.4, Shareholders, jointly and severally, hereby represent and warrant to Buyer that the following facts and circumstances are and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledge that such facts and circumstances constitute the basis upon which Buyer is induced to enter into and perform this
Agreement:

         6.1 DUE INCORPORATION; AUTHORITY RELATIVE TO THIS AGREEMENT. The Company is duly incorporated, validly existing and in good standing under the laws of the State of California, and has full corporate power and corporate authority to carry on its business as presently conducted and to own and operate the properties and assets now owned and operated by it. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in

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which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be so qualified and in good standing would not have a material adverse effect on the business, operations or financial condition of the Company. The states in which the Company is qualified to do business are California and Washington. Each Shareholder and the Company have full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each Shareholder and the Company, enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. This Agreement has been duly and validly executed and delivered by each Shareholder and the Company and constitutes the legal, valid and binding agreement of each Shareholder and the Company except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         6.2 FINANCIAL STATEMENTS. SCHEDULE 6.2(a) to this Agreement sets forth the consolidated balance sheets of the Company as of December 31, 1997 (the "Last Fiscal Year End") and as of December 31, 1996 (the "Prior Fiscal Year End"), and the related statement of income and retained earnings for such years, and as of December 31, 1995. SCHEDULE 6.2(b) to this Agreement sets forth unaudited consolidated balance sheet of the Company as of March 31, 1998 (the "Stub Period Date"), together with related unaudited statements of income and retained earnings for the three (3) month period then ending, certified by the Shareholders and reviewed by the Company's independent auditors. The financial statements in SCHEDULE 6.2(a) are sometimes referred to herein as the "Audited Statements"; the financial statements referred to in SCHEDULE 6.2(b) are sometimes referred to herein as the "Stub Period Statements"; and the Audited Statements and Stub Period Statements are sometimes collectively referred to herein as the "Financial Statements".

                  (a) The Audited Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently followed by the Company throughout the periods indicated, and fairly present in all material respects (i) the financial position of the Company as of the respective dates of the balance sheets included in the Audited Statements, and (ii) the results of its operations for the respective periods indicated.

                  (b) To the knowledge of the Shareholders after reasonable investigation: (i) the Stub Period Statements fairly present in all material respects (A) the financial position of the Company as of the Stub Period Date, and (B) the results of its operations for the period indicated; (ii) there are no material modifications and no changes in the Company's accounting policies and procedures that have been made to the Stub Period Statements in order for them to be in conformity with GAAP; and (iii) the Stub Period Statements have been reviewed by the Company's independent auditors.

                  (c) To the knowledge of the Shareholders after reasonable investigation, as of the Last Fiscal Year End, the Prior Fiscal Year End and the Stub Period Date, the Company had no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed in a balance sheet as of such date (or the notes

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thereto) prepared in accordance with GAAP that were not fully reflected or reserved against in the Financial Statements.

         6.3 ABSENCE OF SPECIFIED CHANGES. Except as set forth on the Stub Period Statements and SCHEDULE 6.3 hereof, since the Last Fiscal Year End and up to and through the Closing Date, there has not been any:

                  (a) Transactions by the Company except in the ordinary course of business. As used throughout this Agreement, the term "in the ordinary course of business" shall be deemed to mean the Company's commercial transactions of financial medical claims with its providers, payors and claim-traders (regardless of volume or duration) and the support services relating thereto;

                  (b) Capital expenditure or purchase commitments by the Company exceeding $5,000 which are not for resale;

                  (c) Material adverse change in the financial condition, liabilities, assets, business or prospects of the Company, or any other acts, omissions, incidents, events, circumstances or conditions generally affecting the economy or any segment thereof, including, without limitation, the business segment in which the Company does business currently actually known by Shareholders, but unknown to the Buyer after reasonable inquiry ("General Conditions");

                  (d) Destruction, damage to, or loss of any assets of the Company (whether or not covered by insurance) that materially adversely affects the financial condition, business or prospects of the Company;

                  (e) To the knowledge of the Shareholders after reasonable investigation, labor trouble or other employment related event or condition adversely affecting the financial condition, business, assets or prospects of the Company;

                  (f) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Company;

                  (g) Revaluation by the Company of any of its Assets;

                  (h) Increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees, or consultants or the declaration, payment or commitment or obligation of any kind for the payment by the Company of a bonus or other additional salary or compensation to any such person;

                  (i) Sale or transfer of any material asset of the Company, except in the ordinary course of business;

                  (j) Execution, creation, amendment or termination of any contract, agreement or license to which the Company is a party, except in the ordinary course of business;

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                  (k) Loan by the Company to any person or entity, or guaranty by the Company of any loan;

                  (l) Voluntary waiver or release of any material right or claim of the Company;

                  (m) Mortgage, pledge or other encumbrance of any asset of the Company, except for those items listed in Section 6.14 (i) - (iii);

                  (n) To the knowledge of the Shareholders after reasonable investigation (or to the current actual knowledge of the Shareholders, if such matter is of a nature warranted by any other provision of this Agreement to be true only to such current actual knowledge), other event or condition of any character that has or might reasonably have a material adverse effect on the financial condition, business, Stock or prospects of the Company;

                  (o) Loss of significant providers, third party payors or claim-traders resulting in a material adverse change in number of transactions or revenue to the Company. As used in this subsection (o) only, the term "significant" shall mean, if a provider-group, a loss of a group comprised of more than ten (10) physicians or users; or if an individual provider, the cumulative loss of more than ten (10) physicians in a five (5) day work week; and if a payor or a claim-trader, the loss of one (1) or more;

                  (p) Distributions to any Shareholders; or

                  (q) Agreement by the Company to do any of the things described in the preceding clauses (a) through (p).

6.4 TAX MATTERS.

                  (a) Shareholders, from its inception, validly elected to have the Company be taxed as an S Corporation pursuant to Section 1361, ET SEQ., of the Internal Revenue Code (the "Code"). No such elections have been revoked, and nothing has occurred that would cause the Company to fail to qualify as an S Corporation.

                   (b) All federal, state and local tax returns for all periods ending on or before the Closing Date that are or were required to be filed by or with respect to the Company have been filed on a timely basis, and in accordance with the laws, regulations and administrative requirements of any applicable taxing authority. All such tax returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects.

                    (c) The Selling Parties have made available to Buyer all reports of and communications for all open years from Internal Revenue Service agents and the corresponding agents of other state, local and foreign governmental agencies who have examined the respective books and records applicable to the Company. SCHEDULE 6.4(c) describes all adjustments in respect of the Company to income tax returns filed by, or on behalf of, the Company for all open taxable years, that have been proposed by any representative of any taxing authority, and

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SCHEDULE 6.4(c) describes the resulting taxes, if any, proposed to be assessed.
All deficiencies proposed (plus interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such examinations have been paid, reserved against, settled, or, as described in
SCHEDULE 6.4(c) are being contested in good faith by appropriate proceedings. Except as set forth in SCHEDULE 6.4(c), the Selling Parties have not given nor been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statue of limitations relating to the payment of taxes for which the Company may be liable.

                    (d) Except as set forth on SCHEDULE 6.4(d), the Selling Parties have paid, or made provision for the payment of, all taxes that have or may become due for all periods ending on or before the Closing Date, including, without limitation, all taxes reflected on the tax returns referred to in this
Section 6.4, or in any assessment, proposed assessment, or notice, received by the Company, except such taxes, if any, as are set forth in SCHEDULE 6.4(d) that are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP consistently applied) have been provided. The charges, accruals and reserves with respect to taxes on the books of the Company are determined in accordance with GAAP consistently applied. In all material respects, all taxes that the Selling Parties are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority. There are no liens with respect to taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for taxes not yet due).

                    (e) There are no closing agreements, requests for rulings or requests for technical advice, in respect of any taxes, pending between the Company and any taxing authority.

                    (f) All material elections with respect to taxes affecting the Company as of the date hereof are set forth in SCHEDULE 6.4(f).

                    (g) There is no existing tax sharing agreement that may or will require that any payment be made by or to the Company on or after the Closing Date except as disclosed on SCHEDULE 6.4(g).

                    (h) [INTENTIONALLY OMITTED]

                    (i) There is no contract, agreement, plan or arrangement not contemplated by this Agreement covering any person that, individually or collectively, as a consequence of this transaction could give rise to the payment of any amount that would not be deductible by Buyer or the Company by reason of Section 280G of the Internal Revenue Code.

                    (j) Except as provided for in SCHEDULE 6.4(j), the Company does not own an interest in any (i) domestic international sales corporation;
(ii) foreign sales corporation, (iii) controlled foreign corporation; or (iv) passive foreign investment company.

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             The Shareholders acknowledge that as a result of the consummation of the transactions contemplated by this Agreement, the Company's S Corporation status will terminate as of the Closing Date. The Shareholders agree that they will file any required S Corporation federal and state tax returns for the Company for all relevant periods through the Closing Date and will timely pay all applicable taxes for such periods, subject to Section 2.1(c).

         6.5 LEASES. SCHEDULE 6.5 to this Agreement contains a true, correct and complete copy of all the Company's real property leases, together with any and all addenda, riders, exhibits, schedules, and amendments or modifications thereto. All of such leases are valid and in full force, and there does not exist any material default or event that with notice or lapse of time, or both, would constitute a material default under any of these leases by the Selling Parties. Prior to Closing the Selling Parties will provide Buyer with copies of any and all notices of any default and all other communications to the Selling Parties by the landlords of the premises covered by such leases (the "Leased Premises").

         6.6 ZONING. To the current and actual knowledge of the Selling Parties, the zoning of each Leased Premises permits the presently existing improvements and the continuation of the business presently being conducted on such parcel.

         6.7 [INTENTIONALLY OMITTED.]

         6.8 CONTRACTS, ETC. The contracts described in SCHEDULE 6.8 (the "Scheduled Contracts") consist of all written and oral contracts, licenses and agreements, and any other commitments, or understandings entered into by the Company with third parties, other than the following: (i) those specifically referred to elsewhere in this Agreement; and (ii) those entered into in the ordinary course of business (except for contracts with claim payors and claim-traders, all of which are included within Scheduled Contracts) which require the performance by the Company of any obligation for a period of time extending less than one year from Closing Date, or which require either party to expend less than $5,000. True, correct and complete copies of the Scheduled Contracts, to the extent same are in writing, have been made available for inspection to Buyer. Unless specified on SCHEDULE 6.8, all Scheduled Contracts are valid and in full force, and there does not exist, to the knowledge of the Shareholders after reasonable investigation, any material default on the part of the Company or any event caused by the Company that with notice or lapse of time, or both, would constitute a material default by the Company under any of the Scheduled Contracts.

                  Except as set forth in SCHEDULE 6.8, the Company is not a party to, nor are the Shares bound by, any other agreement not entered into in the ordinary course of business, any indenture, mortgage, deed of trust, lease or any other agreement that requires the performance by the Company of any obligation for a period of time extending beyond one year from Closing Date, or requires either party to expend more than $5,000.

                  Notwithstanding any provision hereof to the contrary, except to the extent (if any) set forth in the Scheduled Contracts, Selling Parties make no representation or warranty as to the duration, terms or conditions of unwritten (except for enrollment applications) arrangements with

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providers to whom electronic claims transmission services are supplied without per transaction charge by the Company to the provider.

         6.9 OTHER TANGIBLE PERSONAL PROPERTY. The tangible personal property described in SCHEDULE 6.9 of this Agreement constitutes all the items of depreciable tangible personal property acquired by the Company on or before December 31, 1997. Such Schedule was derived from invoices paid by the Company. No warranty or representation is made as to whether any or all specific items set forth in SCHEDULE 6.9 remain in the possession of the Company as of the date hereof, or will remain in the possession of the Company as of the Closing Date, except that no disposition of any such items will be made after the date of this Agreement except in accordance with the provisions hereof. The Company will exercise reasonable security procedures to ensure that whatever tangible personal property exists will not be removed from the Company, damaged or destroyed. Except as stated in SCHEDULE 6.9, no tangible personal property used by the Company in connection with its business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is in the possession of anyone other than an employee of the Company.

         6.10 TRADE NAMES, TRADEMARKS, ETC. The Company uses in its business the service marks, trade names, telephone numbers, facsimile numbers and domain name set forth in SCHEDULE 6.10. There is no service mark, trademark, trade name, telephone number, facsimile number or domain name used by the Company in its business which is not set forth in SCHEDULE 6.10.

                  The Company does not require the use of any service mark, trademark, trade name or domain name, other than those set forth on SCHEDULE 6.10, in order to perform its obligations under any contract to which the Company is a party. To the current actual knowledge of the Shareholders, the Company has the right and authority to use the telephone numbers and facsimile numbers set forth in SCHEDULE 6.10 as necessary for it to conduct, and to continue to conduct, its business.

                  Selling Parties make no representations or warranties, express or implied, to the effect that the Company's use of any of the service marks, trade names or domain name set forth in SCHEDULE 6.10 has not infringed, or is presently not infringing, any registered or common law trademark, service mark, trade name or domain name, or any other intellectual property right, belonging to another person, firm or corporation. However, the Selling Parties can and do represent and warrant that except as set forth on SCHEDULE 6.10, they have not received notice from any other person, firm or corporation claiming that the Company's use of the service marks, trade names or domain name set forth in
SCHEDULE 6.10 is in conflict with, infringes or violates any intellectual property right of the person, firm or corporation giving such notice. It is acknowledged by both Buyer and Selling Parties that (i) none of the service marks, trade names or domain names set forth on SCHEDULE 6.10 have been registered by the Company as a trademark or service mark with the U.S. Patent and Trademark Office or with any state or other jurisdiction except as set forth in SCHEDULE 6.10, and (ii) certain other persons and entities have used and currently do use service marks, trade names and domain names the same as or similar to those set forth in SCHEDULE 6.10 in connection with businesses and activities that may be the same as or similar to those engaged in by the Company.

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         6.11 PATENTS AND PATENT RIGHTS. The Company does not own any United
States or foreign patents or pending applications for patents claiming any invented devices, processes, designs, computer programs, formulas, methodologies, compositions of matter or any other subject matter which may be patentable under the patent laws of the United States or any other country of the world ("Inventions").

                  The Company has never been, nor is it presently, licensed under any patent belonging to another person, firm or corporation to make, use or sell, or otherwise practice, any Invention, including computer software, claims in any such patent (except, possibly Commercially Available Vendor Software which may be protected by patents owned by the vendors thereof).

                  To the current actual knowledge of the Shareholders, there is nothing that the Company makes, uses, sells or does, or which the Company has heretofore made, used, sold or done, in the conduct of its business, which has heretofore infringed, or which presently infringes, any patent or other proprietary right of another person, firm or corporation relating to an Invention. Selling Parties further represent and warrant that they have received no notice from any other person, firm or corporation claiming that something which the Company is making, using, selling or doing in the conduct of its business is in conflict with, infringes or violates any patent or other proprietary right relating to an Invention of the person, firm or corporation giving such notice.

         6.12 CONFIDENTIAL INFORMATION. SCHEDULE 6.12 hereto is a true and complete list identifying, but not disclosing, certain confidential information beneficially used by the Company in the conduct of its business ("Section 6.12 Confidential Information"). The Section 6.12 Confidential Information is generally documented in some form and is (i) current, (ii) accurate and (iii) sufficient in detail and content to enable its beneficial use by Buyer without reliance on the special knowledge or memory of others.

                  To the current actual knowledge of the Shareholders, the
Company: (i) has the right and authority to use the Section 6.12 Confidential Information as necessary for it to conduct, and to continue to conduct, its business; and (ii) does not require the use of any confidential information or trade secrets which are owned by another person, firm or corporation in order to perform its obligation under any contract to which the Company is a party other than confidential information of the other contracting party thereto.

                  The Company has taken certain measures to protect the confidentiality and value of the Section 6.12 Confidential Information, and to prevent the unauthorized use thereof by employees or any other persons who, either alone or in concert with Company employees, contributed to the generation and/or compilation of the Section 6.12 Confidential Information, or who have knowledge of or access thereto ("Other Persons"). However, Selling Parties make no representation or warranty to the effect (i) that the Company's security measures in this regard are and have consistently been adequate; or (ii) that the Company's employees and Other Persons have been placed on notice regarding the confidential and proprietary nature of the Section 6.12 Confidential Information; or (iii) that Employees or Other Persons have entered into appropriate agreements committing themselves to safeguard the confidentiality of the Section 6.12 Confidential Information and to make no use or disclosure thereof which is adverse or detrimental to the business interests of the Company.

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                  Shareholders do not represent or warrant that the Section 6.12
Confidential Information (i) is protectable as trade secrets or as any other form of intellectual property; or (ii) is not readily accessible, in whole or in part, from publicly available sources, databases, libraries or trade literature. In the latter connection, however, Shareholders can and do hereby represent and warrant that except as set forth on SCHEDULE 6.12, they are not aware of any unauthorized disclosure or use of any of the Section 6.12 Confidential Information (i) for the benefit of any past or present employees of the Company or Other Persons; and/or (ii) to the detriment of the Company. Moreover, Shareholders have received no notice from any other person, firm or corporation claiming that the Company's use of any identified information is in conflict with, or violates any trade secret right or other proprietary right in such information owned by the person, firm or corporation giving such notice.

         6.13     COPYRIGHTS; SOFTWARE PROGRAMS AND RELATED CONTRACTS.

                  (a) COPYRIGHTS. The Company uses in its business certain computer programs (i.e., software), documents and other tangible things which contain the expression of ideas, including compilations of data ("Works"), which Works were either created (i) by its employees as "works made for hire" as that term is defined and used in the United States Copyright Act (Title 17 of the United States Code) or (ii) by independent contractors. The Works which are in the nature of software (i.e., excluding those which are advertisements, promotional materials and internal documents) are described in SCHEDULE 6.13(a) hereto.

                           The Company owns, or on the Closing Date will own,
the copyrights in each of the Works set forth in SCHEDULE 6.13(a) by virtue of such Works (i) having been works made for hire or (ii) having been acquired by assignment. To the current actual knowledge of the Shareholders, there are no copyrighted Works in the nature of software used by the Company in its business which are not set forth in SCHEDULE 6.13(a) or 6.13(b), except for certain commercially available software products licensed to the Company by the vendors thereof for the Company's use ("Commercially Available Vendor Software").

                           To the current actual knowledge of the Shareholders:
(i) the Company will not on the Closing Date require the use of any copyrighted (or patented) item of software which is owned by another person, firm or corporation in order to perform its obligations under any contract to which the Company is a party, except for Commercially Available Vendor Software; (ii) the Company has, or on the Closing Date will have, the right and authority to use the copyrighted Works set forth in SCHEDULE 6.13(a) as necessary for it to conduct, and to continue to conduct, its business; and (iii) the Company's use of the Works has not infringed, and is presently not infringing, any copyright or any other proprietary right of another person, firm or corporation. Selling Parties further represent and warrant that they have received no notice from any other person, firm or corporation claiming that the Company's use of the Works set forth in SCHEDULE 6.13(a) is in conflict with, infringes or violates any copyright or other intellectual property right of the person, firm or corporation giving such notice.

                  (b) SOFTWARE PROGRAMS AND RELATED CONTRACTS. SCHEDULE 6.13(b) to this Agreement is a true and complete list of any and all (i) software, including databases (other than

Commercially Available Vendor Software); (ii) other intangible assets relating to software other than Commercially Available Vendor Software; and (iii) contracts to which the Company is a party and which relate to software other than Commercially Available Vendor Software, which software, intangible assets and/or contracts are not set forth or otherwise identified in any of the other SCHEDULES to this Agreement. The foregoing reference to "contracts" includes agreements and commitments with any person, firm or corporation, written or oral, relating to (i) the ownership, license, use, acquisition, design, development, distribution, marketing or maintenance of software; (ii) the source and object codes of software; or (iii) technical documentation and/or user manuals relating to software (excluding Commercially Available Vendor Software).

                  (c) MILLENNIUM COMPLIANCE. Shareholders make the following representations and warranties regarding the capability of the Company's proprietary software to process data pertaining to claims submitted by service providers on or after January 1, 2000, in a manner substantially the same as the manner in which it processes such claims data prior to January 1, 2000 (hereinafter the term "Millennium Compliant" shall be understood to mean that the Company's proprietary software has the foregoing capability) :

                           (1) The Company's proprietary software will be Millennium Compliant with respect to its ability (i) to accept from service providers who provide the same a four (4) digit representation of the year of a claimant's birth; and (ii) to store, sort and otherwise process the same;

                           (2) The Company presently intends not to accept for processing on and after January 1, 2000, service provider data which contains a two
                                    (2) digit representation of a claimant's year of birth;

                           (3) The Company's proprietary software will be Millennium Compliant with respect to its ability to accept either a two (2) digit or a four (4) digit representation of the year in which the service was provided, if and as either of the foregoing representations of said year of service are provided to it by service providers;

                           (4) The Company's proprietary software will be Millennium Compliant with respect to its ability to retrieve, sort, compile, process and output to payors of claims, a four (4) digit representation of the year of a claimant's birth, when the formats specified by such payors require such a four (4) digit representation ; and

                           (5) The Company's proprietary software will be Millennium Compliant with respect to its ability to retrieve, sort, compile, process and output to payors of claims, a two (2) digit representation of the year of a claimant's birth, when the formats specified by such payors require such a two (2) digit representation. However, the Company makes no representation or warranty, express or implied, with respect to the ability of any payor who specifies a two (2) digit representation of a claimant's year of birth to properly resolve the ambiguity as to the century in which such claimant was born.

         6.14 TITLE TO ASSETS. As used in this Section 6.14 the term "Asset" or "Assets" shall mean those assets listed or described in the Company's Financial Statements and/or used in the ordinary course of the Company's business. The Company has good and unencumbered title to all the Assets and its interest in the Assets to be conveyed to Buyer hereunder, whether real or personal, mixed, tangible, and intangible, which constitute all the Assets and interest in Assets. All the Assets are free and clear of mortgages, liens, pledges, charges, encumbrances and third-party claims, except for (i) those disclosed in the Financial Statements, or in the Schedules to this Agreement; (ii) the lien of current taxes not yet due and payable; and (iii) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these Assets, nor materially impair business operations. Buyer is accepting the Assets (not the Stock) "AS IS, WHERE IS". Except as set forth on the Schedules, neither any Shareholder, officer, director nor, to the current actual knowledge of the Shareholders, any employee of the Company or any spouse, child or other relative of any of the foregoing persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company or any copyrights, patents, trademarks, trade names or trade secrets licensed by the Company.

         6.15 CUSTOMERS AND TRANSACTIONS. SCHEDULE 6.15 to this Agreement describes a correct and current list of all customers and clients of the Company together with summaries of the sales made to each customer or client during the most recent fiscal year. Except as indicated in SCHEDULE 6.15, the Shareholders have no information and are not aware of any facts indicating that any of these customers and clients intend to cease doing business with the Company or materially alter the amount of the business that they are presently doing with the Company.

         6.16 EXISTING EMPLOYMENT ARRANGEMENTS. SCHEDULE 6.16 to this Agreement is a list of all employment contracts and collective bargaining agreements, and all pension, bonus, profit-sharing, deferred compensation, stock option, or other agreements or arrangements providing for employee or outside consultant remuneration or benefits (other than hourly arrangements with outside consultants terminable immediately upon notice at will) to which the Company is a party or by which the Company is obligated, whether formally or by informal understanding. All these contracts and arrangements are in full force and effect. Selling Parties have receive no notice of defaults by the Company and, to the current actual knowledge of the Shareholders, there are no facts or conditions which if continued, or on notice, will result in a default by the Company under these contracts or arrangements. There is no pending or, to the current actual knowledge of the Shareholders, threatened labor dispute, strike or work stoppage affecting the Company's business.

         6.17     [INTENTIONALLY OMITTED]

         6.18 UNREGISTERED SECURITIES. The Shareholders (i) understand that the Common Stock issued or to be issued pursuant to Section 2.1(b) of the Agreement has not been, and will not be registered under the Securities Act of 1933, as amended, (the "Act") or under any state securities laws, and that they are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) are acquiring the Common Stock solely for their own account for investment purposes and not with a view to the "distribution" thereof (as such term is defined in judicial and administrative interpretations under Section 2(11) of the Act), (iii) have received certain information concerning Buyer, including without limitation the Reports referred to in
Section 7.2 and have had the opportunity to obtain additional information as desired in order to evaluate the merits of purchasing and holding said Common Stock, (iv) are able to bear the economic risk and lack of liquidity inherit in holding the Common Stock until such time as the Common Stock may be sold pursuant to Rule 144, (v) have sufficient knowledge and experience in financial and business matters that they are capable of evaluating the merits and risk of an investment in Buyer, and (vi) understand that the certificates representing said Common Stock will be stamped or otherwise imprinted with the legend in substantially the following form:

               The Shares of Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction, including without limitation California and Washington, and may not be sold transferred, pledged, hypothecated, or otherwise disposed of in any manner unless they are registered under such Act and any securities laws of any applicable jurisdiction, or unless exemptions from such registrations are available, and that an opinion of counsel, satisfactory to ProxyMed, Inc. to that effect is delivered to ProxyMed, Inc.

         6.19 COMPLIANCE WITH LAWS. As relates to statutes, laws and regulations directly regulating the industry in which the Company conducts business, the Selling Parties, to the knowledge of the Shareholders after reasonable investigation, have complied with and are not in material violation of, applicable federal, State of California or local statutes, laws and regulations affecting the operation of the Company's business. As relates to generally applicable statutes, law and regulations, the Selling Parties have received no notice and the Shareholders have no current actual knowledge of any material violation of applicable federal, state or local statutes, laws and regulations (including, without limitation, any applicable tax, environmental, health, building, zoning or other law, ordinance or regulation) affecting the Company, its properties (including the Lease Premises) or the operation of its business.

         6.20 LITIGATION. Except as set forth in SCHEDULE 6.20, there is no suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation pending or, to the current actual knowledge of the Shareholders, threatened against or affecting the Company, or ownership of or title to the Stock. The matters set forth in SCHEDULE 6.20 if decided adversely to the Company will not result in a material adverse change in the business, Stock or financial condition of the Company. Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in SCHEDULE 6.20. The Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality. Except as set forth in SCHEDULE 6.20, the Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it.

         6.21     [INTENTIONALLY OMITTED]

         6.22 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Except as set forth in SCHEDULE 6.22, neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of the Company, or a material default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which the Company is a party or by which the Company or the Stock are bound; (ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; (iii) the creation or imposition of any lien, charge or encumbrance on any of the Stock; or (iv) the violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting the Company or the Stock.

         6.23 AUTHORITY AND CONSENTS. Except as set forth in SCHEDULE 6.23, the Company has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals, consents or permits of any persons or governmental agency other than Selling Parties are necessary in connection with it. The execution and delivery of this Agreement and the consummation of this transaction by the Shareholders has been, or prior to the Closing will have been, duly authorized by all necessary corporate action of the Company. This Agreement constitutes a legal, valid and binding obligation of the Shareholders enforceable in accordance with its terms except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         6.24 INTEREST IN CUSTOMERS, SUPPLIERS AND COMPETITORS. Except as set forth in SCHEDULE 6.24, neither the Selling Parties nor any officer, director or, to the current actual knowledge of the Shareholders, any employee of the Company or any spouse or child of any of the foregoing, has any direct or indirect ownership interest in any competitor, supplier, customer or client of the Company or in any person with whom the Company is doing business.

         6.25 PERSONNEL IDENTIFICATION AND COMPENSATION. SCHEDULE 6.25 is a list of the names and addresses of all officers, directors, employees, agents and consultants of the Company, stating (with respect to employees) the rates of compensation payable to each and setting forth all vacation time, sick leave and other paid time off accrued or to be accrued (other than sick leave which will be provided by Closing) for each of them through the scheduled Closing Date and the date and amounts of each person's last salary increase. No other person, except accountants, auditors and attorneys regularly performs compensable services for the Company in any material respect.

         6.26 BANK ACCOUNTS, ETC. SCHEDULE 6.26 lists (i) the names and addresses of all persons holding a power of attorney on behalf of the Company, and (ii) the names and addresses of all banks or other financial institutions in which the Company has cash or cash equivalent account, investment, deposit or safe-deposit box, with the names of all persons authorized to draw on these accounts, investments and deposits or who have access to these boxes and their respective account numbers.

         6.27     [INTENTIONALLY OMITTED]

         6.28     ENVIRONMENTAL MATTERS.

                  (a) To the current actual knowledge of the Shareholders, except as set forth in SCHEDULE 6.28, the Company has obtained all permits, licenses and other authorizations which are required in connection with the conduct of the business under regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, hazardous substances or wastes ("Environmental Laws").

                  (b) To the current actual knowledge of the Shareholders, except as set forth in SCHEDULE 6.28, the Company is in full compliance in the conduct of the business with all terms and conditions of the required permits, licenses and authorizations required by Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                  (c) Except as set forth in SCHEDULE 6.28, to the current actual knowledge of the Shareholders, there has been no, and the Selling Parties have not received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with Environmental Laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or hazardous substance or waste.

                  (d) Except as set forth in SCHEDULE 6.28, to the current actual knowledge of the Shareholders, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Company in connection with the conduct of the business relating in any way to Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

         6.29 LABOR MATTERS. The Selling Parties have received no notice that, and the Shareholders have no current actual knowledge that, the Company is in violation in any material respect with currently applicable federal, state and local laws and regulations respecting employing, discrimination, discrimination in employment, disability, terms and conditions of employment, wages and hours, occupational safety and health and employment practices except for such failures to comply as would not reasonably be expected to have a material adverse effect, either individually or in the aggregate, on the Company. As of the date hereof, the Company has received no notice from any governmental entity and, as of the date hereof to the current actual knowledge of the Shareholders, there has not been asserted before any governmental entity any claim, action or proceeding to which the Company is a party and there is not any investigation or hearing pending or threatened from any employee of the Company or any third party concerning the Company, arising out of or based upon any such laws, regulations or practices.

         6.30 DOCUMENTS DELIVERED. Each copy or original of any agreement, contract or other instrument which is identified in any exhibit to this Agreement delivered by Selling Parties or their counsel to Buyer (or its counsel or representatives), whether before or after the execution hereof, is in fact what is purported to be by Selling Parties and has not been amended, canceled or otherwise modified.

         6.31 FULL DISCLOSURE. Subject to provisions hereof qualified by the words "to the knowledge of the Shareholder after reasonable investigation" or "to the current actual knowledge of the Shareholders" or similar words, none of the representations and warranties made by Selling Parties in this Agreement contains any untrue statement of a material fact, or omits any material fact the omission of which would make the statements made herein, in light of the circumstances under which they were made, not misleading. Except for those matters which are warranted as to the current actual knowledge on the part of the Shareholders, there are no facts known to the Shareholders, after reasonable investigation, and within the Selling Parties' reasonable control, which materially adversely affects, or in the future may (so far as Selling Parties can now reasonably foresee) materially adversely affect the condition, Stock, liabilities, business, operations or prospects of the Company that has not been set forth herein or heretofore communicated to Buyer in writing.

         6.32     CAPITALIZATION OF THE COMPANY AND OWNERSHIP OF CAPITAL STOCK.

                  (a) The authorized capital stock of the Company consists solely of One Hundred Thousand (100,000) shares of common stock, no par value, of which Fifty Thousand (50,000) Shares are issued and outstanding. No Shares are or will be held in the Company's treasury now or on the Closing Date. There are no outstanding subscriptions, options, warrants, preemptive or preferential rights, shareholder agreements (other than agreements between the Shareholders that will be terminated concurrently with the Closing), convertible securities or other agreements or contracts of any character (contractual or otherwise) for the issuance, sale or transfer to any person or entity of shares of capital stock of the Company, and none of the Shares of stock has been issued in violation of any preemptive rights.

                  (b) Shareholders are the sole and exclusive lawful record and beneficial owners of all of the capital stock of the Company and all of the number of shares of the Stock of the Company as set forth opposite Shareholders' names on SCHEDULE 1.1 hereto. On the Closing Date, the Stock will be free and clear of any claims, pledges, security interest, liens or encumbrances or other restrictions of limitations of any kind. Shares of Stock of the Company are validly issued, fully paid and non-assessable and upon consummation of the transaction contemplated hereby, Buyer will acquire good and valid title to the Stock, free and clear of all pledges, security interest, liens, claims, encumbrances, agreements and options of any nature whatsoever.

         6.33 ABSENCE OF UNDISCLOSED LIABILITIES. To the knowledge of the Shareholders after reasonable investigation, the Company does not have and will not have as of the Closing, except as set forth on SCHEDULE 6.33 or to the extent reflected or reserved against on the face of its Financial Statements reflected in SCHEDULES 6.2(a) and 6.2(b) hereto or arising after the Stub Period Date in the ordinary course of business, any material debts, liabilities or obligations (whether absolute, accrued, contingent or otherwise) including, without limitation, any liabilities for environmental pollution, any foreign or domestic tax liabilities or deferred tax liabilities incurred in respect of or measured by the Company's income, or any other material debts, liabilities or obligations relating to or arising out of any act, omission, transaction, circumstance, sale of goods or services, stated facts or other condition.

ARTICLE 7.        BUYER'S REPRESENTATIONS AND WARRANTIES

         Subject to Section 16.4, Buyer hereby represents and warrants to Shareholders that the following representations are true and correct and, except as contemplated hereby, at all times up to the Closing Date will be true and correct, and hereby acknowledges that such representations constitute the basis upon which the Shareholders are induced to enter into and perform this Agreement.

         7.1 AUTHORITY AND CONSENTS. Buyer represents and warrants that Buyer is a corporation duly organized, existing and in good standing under the laws of Florida, Buyer has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement, and no approvals or consents of any persons other than its Board of Directors (which approval and consent has been obtained, subject only to obtaining a "fairness opinion" prior to Closing from Commonwealth Associates stating that the consideration paid by Buyer to the Shareholders pursuant to this Agreement is fair, from a financial point of view, to the shareholders of Buyer). The execution and delivery of this Agreement and the consummation of this transaction by Buyer have been, or prior to the Closing will have been, duly authorized by all necessary corporate action of Buyer. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

         7.2 REPORTS. Buyer has delivered to the Company and Shareholders copies of its reports on Forms 10-K, 10-KSB, 10-QSB, 8-K, and amendments thereto, containing financial exhibits, filed since December 31, 1995 (the "Reports"). The Reports, and all other reports required to be filed by Buyer with the Securities and Exchange Commission ("SEC") since December 15, 1995, were timely filed with the SEC and did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There has not been any material or adverse change in the business, stock, assets or liabilities of Buyer which has occurred since the date of the last report filed with the SEC. There is no fact currently, actually known to Buyer which materially adversely affects its condition, assets, liabilities, business, operations or prospects that has not been set forth in its Reports.

         7.3 SHARES OF COMMON STOCK. The Shares of Buyer's Common Stock delivered to the Shareholders at the Closing and those that will be issued pursuant to Section 2.1(b) will be Rule 144 restricted stock. The Stock will be free and clear of any claims, pledges, security interest, liens or encumbrances or other restrictions of limitations of any kind. Shares of Stock of Buyer are validly issued, fully paid and non-assessable and upon consummation of the transaction contemplated hereby, Shareholders will acquire good and valid title to the Stock, free and clear of all pledges, security interest, liens, claims, encumbrances, agreements and options of any nature whatsoever.

         7.4 AGREEMENT WILL NOT CAUSE BREACH OR VIOLATION. Neither the entry into this Agreement nor the consummation of the transactions contemplated hereby will result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the Articles of Incorporation or Bylaws of, or a material default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound;
(ii) an event that would permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other obligation; and (iii) a violation of any law, regulation, ordinance, judgment, order or decree applicable to or affecting Buyer.

         7.5 UNREGISTERED SECURITIES. Buyer (i) understands that the Stock to be transferred to it hereunder has not been, and will not be registered under the Securities Act of 1933, as amended, (the "Act") or under any state securities laws, and that they are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Stock solely for Buyer's own account for investment purposes and not with a view to the "distribution" thereof (as such term is defined in judicial and administrative interpretations under Section 2(11) of the Act),
(iii) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits of purchasing and holding said Stock, (iv) is able to bear the economic risk and lack of liquidity inherit in holding the Stock until such time as the Stock may be sold pursuant to applicable securities laws, (v) has sufficient knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of an investment in the Company, and (vi) understands that the certificates representing said Stock will be stamped or otherwise imprinted with the legend in substantially the following form:

                  THE OFFER AND SALE OF THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED OR REGISTERED UNDER ANY APPLICABLE STATE SECURITIES LAWS.

         7.6 LITIGATION. There is no action, suit, proceeding, or investigation pending or threatened against the Buyer that questions or may affect the validity of this Agreement, the contemplated transactions, or the right of the Buyer to enter into this Agreement or to consummate the transactions contemplated hereby.

         7.7 INACCURACIES. Buyer represents and warrants that this Agreement does not contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.

ARTICLE 8. SELLING PARTIES' OBLIGATIONS BEFORE CLOSING

         Selling Parties covenant that, except as otherwise agreed in writing by Buyer, from the date of this Agreement until the Closing:

         8.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Subject to the confidentiality provisions of Section 20.2, Buyer and its counsel, accountants and other representatives shall be entitled to have full access during normal business hours to all the Company's properties, books, accounts, records, contracts and documents of or relating to the Stock, but shall not unreasonably disrupt, interfere with nor inhibit the Company's normal business operations. Selling Parties shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of the Company that may reasonably be requested.

         8.2 CONDUCT OF BUSINESS IN NORMAL COURSE. The Company shall carry on its business and activities diligently and in substantially the same manner as they previously have been carried on, and shall not make or institute any unusual or novel methods of management, accounting or operation that will vary materially from the methods used by the Company as of the date of this Agreement. The Company shall use its best reasonable efforts, without making any commitments on behalf of Buyer or being under any obligation to expend moneys other than as normally required in the ordinary course of business, to preserve its business organization intact, to keep available to the Company its present officers and employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

         8.3 NO SOLICITATION. From the date of this Agreement to May 15, 1998 (the "Exclusivity Period"), the Company and the Shareholders will not, directly or indirectly, through any officer, director, stockholder or agent of the Company, or otherwise (i) solicit, initiate or encourage the submission of inquiries, takeover proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of all or substantially all of the assets of, or equity interest in the Company or any merger, consolidation or business combination involving the Company; (ii) enter into negotiations regarding the foregoing or furnish to any person or entity information concerning the Company for any of the foregoing purposes; or (iii) otherwise cooperate with or assist, to participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from the interested party relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or over 20% of any class of equity securities of the Company or any offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the closing of this Agreement or which would reasonably be expected to dilute materially the benefits to Buyer of the transactions contemplated herein.

         8.4 MAINTENANCE OF INSURANCE. The Company shall continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business. At the request of Buyer and at Buyer's sole expense, the amount of insurance against fire and other casualties which, at the date of this Agreement, the Company carries on any of the assets or in respect of its operations shall be increased by such amount or amounts as Buyer shall specify.

         8.5 EMPLOYEES AND COMPENSATION. Except as set forth in SCHEDULE 8.5, the Company shall not do, or agree to do, any of the following acts: (i) grant any increase in salaries payable or to become payable to any officer, employee, sales agent or representative, or consultant; or (ii) increase benefits payable to any officer, employee, sales agent or representative or consultant under any bonus or pension plan or other contract or commitment.

         8.6 NEW TRANSACTIONS. The Company shall not do or agree to do any of the following acts without the Buyer's prior written consent, which consent shall not be unreasonably withheld and shall be deemed given if not denied or withheld by Buyer within one business day after receipt by Buyer of the Company's written request for any such consent.

                  (a) Enter into any contract, commitment or transaction not in the usual and ordinary course of its business; or

                  (b) Make any capital expenditures or commitments, not already made and disclosed on the Company's Financial Statements, in excess of $5,000 for any single item or $25,000 in the aggregate, or enter into any leases of capital equipment or property under which the annual lease charge is in excess of $5,000; or

                  (c) Sell or dispose of any capital assets with a net book value in excess of $5,000 individually, or $25,000 in the aggregate;

                  (d) Declare any dividends or make any distributions to Shareholders, except that prior to or at the Closing the Company may distribute to the Shareholders such amounts as are determined pursuant to SCHEDULE 8.6(d);

                  (e) Pay any material obligation or liability, fixed or contingent, other than current liabilities;

                  (f) Waive or compromise any material right or claim, or cancel, without full payment, any material note, loan or other obligation owing to the Company; or

                  (g) Voluntarily modify, amend, cancel or terminate any of its existing contracts or agreements, or agree to do so, except in the ordinary course of business (in which case the Company shall promptly notify Buyer of such action).

         8.7 ESTOPPEL CERTIFICATES. Selling Parties shall use their best reasonable efforts to obtain, from the lessors of the Leased Premises, written estoppel certificates, in customary form satisfactory to Buyer's counsel.

         8.8      [INTENTIONALLY OMITTED]

         8.9      [INTENTIONALLY OMITTED]

         8.10 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Selling Parties shall use all reasonable efforts to assure that all representations and warranties of Selling Parties set forth in this Agreement and in any written statements delivered to Buyer by Selling Parties under this Agreement will also be true and correct as of the Closing Date as if made on that date and that all conditions precedent to the Closing shall have been met, provided however, Company shall be under no obligation to expend any moneys except as normally required in the ordinary course of business, provided that the Company has so informed Buyer, and Buyer is given the opportunity to assist the Company, financially or otherwise, as may be necessary. The Company shall promptly disclose to Buyer any information contained in the Schedules to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date. Unless Buyer exercises its termination rights as provided in Section 16.4, such disclosures shall be deemed to modify, amend or supplement the representations and warranties of the Company or the Schedules hereto for the purposes of
Article 9 hereof.

         8.11     [INTENTIONALLY OMITTED]

ARTICLE 9. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

         The obligations of Buyer to purchase the Stock under this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set out below in this Article 9. Buyer may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that subject to Section 16.4, no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Selling Parties shall be in default of any of their representations, warranties or covenants under this Agreement.

         9.1 STOCK CERTIFICATES. The Shareholders shall have delivered to Buyer at or prior to Closing (a) certificates evidencing the Stock, together with stock powers and instruments of conveyance and transfer; (b) written resignation of all directors and officers of the Company; and (c) corporate minute books, corporate seal, and stock ledger and transfer books of the Company.

         9.2 ACCURACIES OF SELLING PARTIES' REPRESENTATIONS AND WARRANTIES. All representations and warranties by Selling Parties in this Agreement or in any written statement that shall be delivered to Buyer by Selling Parties under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

         9.3 ABSENCE OF LIENS. At or prior to the Closing, Buyer shall have received a UCC search report dated as of a date not more than forty-five (45) days before the Closing Date issued by the California and Washington Secretaries of State or by a title company or other company reasonably satisfactory to counsel for Buyer indicating that there are no filings under the Uniform Commercial Code on file with such Secretary of State which name the Company or any of the Selling Parties as debtor or otherwise indicating any lien on the Stock or Assets, except for the liens otherwise disclosed in Schedules hereto.

         9.4 SELLING PARTIES' PERFORMANCE. Selling Parties shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by Selling Parties on or before the Closing Date.

         9.5 CERTIFICATION BY THE COMPANY. Buyer shall have received a certificate, dated the Closing Date, signed by the Selling Parties certifying, in such detail as Buyer and its counsel may reasonably request, that the conditions specified in Sections 9.2 and 9.4 have been fulfilled.

         9.6 OPINION OF SELLING PARTIES' COUNSEL. Buyer shall have received from Levinson, Miller, Jacobs & Phillips counsel for Selling Parties, an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, that:

                  (a) The authorized capital stock of the Company consists of 100,000 shares of common stock, no par value, of which 50,000 shares of the authorized stock have been issued, (the "IMS Stock"). The IMS Stock constitutes all outstanding and issued capital stock of the Company and all such shares are validly issued, fully paid and non-assessable. To counsel's actual knowledge after inquiry of the Shareholders and review of the corporate minute book and stock records, Messrs. Robert Weinberger and Mark Pehl are the sole and exclusive legal and beneficial owners of all the issued and outstanding IMS Stock, and there are no outstanding subscriptions, options, warrants, preemptive or preferential rights, convertible securities, shareholder agreements or other agreements or contracts of any character (contractual of otherwise) for the issuance, sale and transfer to any person or entity of shares of capital stock of the Company, and none of the shares has been issued in violation of any preemptive rights;

                  (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of California and has all necessary corporate power to own its properties as now owned and operate its business as now operated;

                  (c) The execution and delivery of this Agreement has been duly and validly authorized by the Selling Parties, and this Agreement is valid and binding on Selling Parties and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (d) To the best of counsel's knowledge and belief and without independent inquiry and except as set forth in SCHEDULE 6.20 to this Agreement, such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting the Company or its business or any of its properties, or financial or other condition;

                  (e) To the best of counsel's knowledge and belief and without independent inquiry, neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated in this Agreement will constitute (i) a default, or an event that would with notice or lapse of time or both constitute a default under, or violation or breach of (A) the Company's Articles of Incorporation and Bylaws; or (B) to such counsel's knowledge without independent inquiry any indenture, license, lease, franchise, mortgage, instrument or other agreement (other than those in the ordinary course of the Company's business) or statute, rule, regulation, judgment, order or decree to which the Company is a party, or by which the Company or the Stock may be bound, or (ii) an event that would permit any party to any agreement or instrument (other than those executed in the ordinary course of the Company's business) to terminate it or to accelerate the maturity of any indebtedness or other obligation of the Company, or (iii) to such counsel's knowledge without independent inquiry, an event that would result in the creation or imposition of any lien, charge or encumbrance on any of the IMS Stock; and

                  (f) To such counsel's knowledge and belief without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by the Selling Parties of the transactions contemplated by this Agreement has been obtained or has been waived by Buyer, and such counsel has not been informed that any such consent, approval, authorization or order has been rescinded or is no longer in effect as of the Closing Date.

                  (g) The opinion letter shall be governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991), and the "California Provisions" and the "California Generic Exception" as defined in the BUSINESS LAW SECTION OF THE CALIFORNIA STATE BAR REPORT ON THE THIRD-PARTY LEGAL OPINION REPORT OF THE ABA SECTION OF BUSINESS LAW (DATED MAY 1992) (the "California Report").

         9.7 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         9.8 CORPORATE APPROVAL. The execution and delivery of this Agreement by the Company, and the performance of its covenants and obligations under it, shall have been duly authorized by all necessary corporate action, including approval by its Board of Directors, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of the Company.

         9.9      [INTENTIONALLY OMITTED]

         9.10 BOOKS AND RECORDS. The Company shall have delivered to Buyer all of the Company's books and records, including, without limitation, its minute books of the meetings of its Board of Director and any committees, together with its Articles of Incorporation and Bylaws, together with any amendments thereto. The Company will also provide Buyer with a recent Certificate of Good Standing from each state within which it is qualified to do business.

         9.11 CONSENTS. All necessary agreements and consents which the Company is obligated to obtain so as to consummate transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, shall have been obtained by the Company and delivered to Buyer, except for those set forth on SCHEDULE 9.11.

         9.12 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Buyer under this Agreement shall be satisfactory in all reasonable respects, to Buyer and its counsel.

         9.13 EMPLOYMENT AGREEMENT. Buyer and the Shareholders shall have entered into employment agreements substantially in the form of SCHEDULE 9.13 hereto.

         9.14 [INTENTIONALLY OMITTED]

         9.15 [INTENTIONALLY OMITTED]

         9.16 [INTENTIONALLY OMITTED]

         9.17 CONDITION OF ASSETS. The Assets shall not have been materially and adversely affected in any way as a result of any fire, accident, storm or other casualty or labor or civil disturbance or act of God or the public enemy.

ARTICLE 10. CONDITIONS PRECEDENT TO SHAREHOLDERS' PERFORMANCE

         The obligations of the Shareholders to sell and transfer the Stock under this Agreement are subject to the satisfaction, at or before the Closing, of all the following conditions. Shareholders may waive any or all of these conditions in accordance with Section 14.2 hereof; provided, however, that subject to Section 16.4, no such waiver of a condition shall constitute a waiver by Shareholders of any of their other rights or remedies at law or in equity, if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

         10.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer under this Agreement, including but not limited to the Reports delivered to Selling Parties pursuant to Section 7.2 hereof, shall be true on and as of the Closing as though such representations and warranties were made on and as of that date.

         10.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all covenants and agreements, and satisfied all conditions that it is required by this Agreement to perform, comply with, or satisfy, before or at the Closing.

         10.3 OPINION OF BUYER'S COUNSEL. Buyer shall have furnished the Shareholders with an opinion, dated the Closing Date, of Macaulay, Zorrilla & Robin, P.A., counsel for Buyer, in form and substance satisfactory to the Shareholders and their counsel, to the effect that:

                  (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power to perform its obligations under this Agreement;

                  (b) All corporate proceedings required by law or by the provisions of this Agreement to be taken by Buyer on or before the Closing Date, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, have been duly and validly taken;

                  (c) Buyer has the corporate power and authority to acquire the Stock for the consideration set forth herein;

                  (d) To such counsel's knowledge without independent inquiry, every consent, approval, authorization or order of any court or governmental agency or body that is required for the consummation by Buyer of the transactions contemplated by this Agreement has been obtained or has been waived by the Company and will be in effect on the Closing Date;

                  (e) The consummation of the transaction contemplated by this Agreement does not violate or contravene any of the provisions of the Articles of Incorporation or Bylaws of Buyer, or to the best of such counsel's knowledge without independent inquiry, any indenture, agreement, statute, judgment or order to which Buyer is a party or by which Buyer is bound;

                  (f) The execution and delivery of this Agreement has been duly and validly authorized, and this Agreement is valid and binding on Buyer and enforceable in accordance with its terms, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

                  (g) The Shares of Buyer's Common Stock delivered to the Shareholders at Closing will upon delivery hereunder be validly and legally issued and will be fully paid and not assessable. To counsel's actual knowledge after inquiry, the Shares of Common Stock of Buyer are free and clear of all pledges, security interests, liens, claims, encumbrances, agreements and options of any nature whatsoever, and none of such Shares have been issued in violation of any preemptive rights.

         10.4 BUYER'S CORPORATE APPROVAL. The execution and delivery of this Agreement by Buyer, and the performance of Buyer's covenants and obligations under it, shall have been duly authorized by all necessary corporate action (INCLUDING DELIVERY OF THE FAIRNESS OPINION), and the Shareholders shall have received copies of all resolutions pertaining to that authorization, certified by the secretary of Buyer.

         10.5 CERTIFICATION BY BUYER. Shareholders shall have received a certificate, dated the Closing Date, signed by an executive officer of Buyer certifying, in such detail as Shareholders and their counsel may reasonably request, that the conditions specified in Sections 10.1, 10.2 and 10.11 have been fulfilled.

         10.6 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

         10.7 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transaction contemplated by this Agreement, or otherwise pertaining to the matters covered by it, INCLUDING WITHOUT LIMITATION ANY ASSIGNMENTS OR OTHER DOCUMENTS REQUIRED IN ORDER TO MAKE THE WARRANTIES SET FORTH IN SECTION 6.13(A) TRUE AS OF THE CLOSING DATE, shall have been obtained on or before the Closing Date.

         10.8 APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to Selling Parties under this Agreement shall be satisfactory in all reasonable respects, to Shareholders and their counsel.

         10.9 EMPLOYMENT AGREEMENT. Buyer shall have entered into employment agreements with Shareholders substantially in the form of SCHEDULE 9.13 hereto.

         10.10 PAYMENT OF PURCHASE PRICE. The Buyer shall have paid the purchase price of the Stock to be paid at Closing as specified in Sections 2.1(a) and
(b).

         10.11 NASDAQ TRADING. The Buyer's Stock will be trading on the Nasdaq National Market, and Buyer will have no current actual knowledge that it is in breach of any of Nasdaq's rules and regulations or of the existence of any other circumstance or fact which might cause it to be de-listed.

ARTICLE 11. EMPLOYEE PLANS

         Buyer is undertaking only those obligations (but is under no obligation to continue any such Employee Plan except as set forth in Section 12.11) of the Company relating to any Employee Plan as defined in Section 11.1(a) below, which are listed on SCHEDULE 4. As to such obligations which Buyer agrees to undertake, the following provisions shall apply:

         11.1     DEFINITIONS.

                  (a) EMPLOYEE PLAN. For purposes of this Agreement, the term "Employee Plan" includes all pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements including, without limitation, any pension plan as defined in
Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") and any welfare plan as defined in Section 3(1) of ERISA, whether or not funded, covering any Subject Employee (as hereinafter defined) or to which the Company is a party or bound or makes or has made any contribution or by which the Company may have any liability to any Subject Employee (including any such plan formerly maintained by or in connection with which the Company may have any liability to any Subject Employee, and any such plan which is a multi-employer plan as defined in Section 3(37)(A) of ERISA).

                  (b) SUBJECT EMPLOYEE. For purposes of this Agreement the term "Subject Employee" includes all current or former officers, directors, employees or consultants who are or were employed or otherwise compensated in connection with activities involving the Stock being purchased.

         11.2 PLAN OPERATIONS. The Company hereby represents and warrants that:

                  (a) PLANS LISTED. Except as listed on SCHEDULE 6.16, the Company does not maintain, is not a party to, does not contribute and is not obligated to contribute to any Employee Plan as defined in Section 11.1(a).

                  (b) PLAN DOCUMENTS. With respect to any Employee Plans of the Company, the Company has, or prior to Closing will, to the extent material provided to Buyer complete, accurate and current copies of each of the following:

                           (i) The text (including amendments) of each of the
Employee Plans, to the extent reduced to writing:

                           (ii) A description of all material elements of each
of the Employee Plans, to the extent not previously reduced to writing;

                           (iii) With respect to each Employee Plan that is an
employee benefit plan (as defined in Section 3(3) of ERISA), the following:

                                    (A)     The most recent summary plan
                                            description, as described in Section
                                            102 of ERISA;

                                    (B)     Any summary of material
                                            modifications that has been
                                            distributed to participants or filed
                                            with the U.S. Department of Labor
                                            but that has not been incorporated
                                            in an updated summary plan
                                            description furnished under
                                            Subparagraph (A) above, and

                                    (C)     The annual reports, as described in
                                            Section 103 of ERISA, for the most
                                            recent three plan years for which an
                                            annual report has been prepared
                                            (including all schedules and
                                            attachments).

                           (iv) With respect to each Employee Plan that is
intended to qualify under Section 401(a) of the Internal Revenue Code, the most recent determination letter concerning the plan's qualification under Section 401(a) of the Code, as issued by the Internal Revenue Service, and

                           (v) Any handbook, manual, policy statement or similar
written guidelines furnished to employees of the Company, excluding any such items that has been superseded by any subsequent handbook, manual, policy statement or similar written guidelines.

                  (c) OPERATIONS IN GENERAL. To the knowledge of the Shareholders after reasonable inquiry, each Employee Plan and the Administrators and Fiduciaries of each Employee Plan and the Company have at all times complied in all material respects with all applicable requirements of ERISA and of any other applicable law (including regulations and rulings thereunder) governing each Employee Plan, and each Employee Plan has at all times been properly administered in accordance with all such requirements of law and in accordance with its terms to the extent consistent with all such requirements of law.

                  (d) PBGC, ETC. To the knowledge of the Shareholders after reasonable inquiry, no "reportable event" (as defined in ERISA) has occurred with respect to any Employee Plan. No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred, or is expected by the Company to be incurred, by the Company with respect to any Employee Plan. To the knowledge of the Shareholders after reasonable inquiry, there has been no event or condition which presents a risk of termination of any Employee Plan by the PBGC. No Employee Plan is a multi-employer plan as defined in ERISA or a multiple employer plan except as shown on SCHEDULE 6.16. To the knowledge of the Shareholders after reasonable inquiry, with respect to any such multi-employer plan or multiple employer plan, there has been no withdrawal of a "substantial employer" as defined by ERISA and the Company does not expect such a withdrawal to occur.

                  (e) EXCISE TAXES, ETC. To the knowledge of the Shareholders after reasonable inquiry, no Employee Plan, administrator or fiduciary of any Employee Plan or the Company has taken any action, or failed to take any action, that could subject it or any other person to any liability for any excise tax or for breach of fiduciary duty with respect to or in connection with any Employee Plan.

                  (f) COMMUNICATION, ETC. To the knowledge of the Shareholders after reasonable inquiry, no Employee Plan, administrator or fiduciary of any Employee Plan or the Company has any liability under any provision of ERISA or any other applicable law by reason of any communication with any Employee Plan, or any filing or failure to file with any government entity.

                  (g) PAYMENTS, ETC. To the knowledge of the Shareholders after reasonable inquiry, no Employee Plan, administrator or fiduciary of any Employee Plan or the Company has any liability to any plan participant, beneficiary or other person under any provision of ERISA or any other applicable law by reason of any payment of benefits or other amounts or failure to pay benefits with respect to or in connection with any Employee Plan. The Company is not delinquent or in arrears on other amounts owed to or with respect to any contributions under any Employee Plan.

         11.3 PLAN LIABILITIES AND COSTS. The Company represents and warrants that:

                  (a) DEFINED BENEFIT PLANS. As of the Closing Date (a) all liabilities (being the present value of accrued benefits), (b) the portion of such liabilities that is then unfunded, (c) all vested liabilities, (d) the portion of such vested liabilities that is then unfunded, (e) the annual contribution required under a 30-year amortization of unfunded past service liabilities, and (f) the current service costs of each Employee Plan that is a defined benefit plan (as defined by ERISA) do not exceed the amount set forth in SCHEDULE 6.16 with respect to each such plan. In each case, plan liabilities, plan costs and the value of plan assets shall be determined in accordance with such actuarial method or methods and assumptions and methods of asset valuation as are acceptable to actuaries designated by Buyer.

                  (b) PREVIOUS YEARS' COSTS. The aggregate annual cost for the year ending the Last Fiscal Year End of each Employee Plan is set forth in
SCHEDULE 6.2(a).

                  (c) NO UNFUNDED DEFINED BENEFIT PLANS. The Company does not maintain any "pension plan" as defined in Section 3(2) of ERISA which is unfunded, unless such pension plan is permitted to be maintained on an unfunded basis by ERISA and is designated in SCHEDULE 6.16 as an unfunded pension plan.

         11.4     TAXES AND TRUSTS. The Company represents and warrants that:

                  (a) TAXES. To the knowledge of the Shareholders after reasonable inquiry, each funded Employee Plan that is a "pension plan" as defined in Section 3(2) of ERISA is qualified under Section 401(a) of the Internal Revenue Code of 1954 and the trust maintained in connection with such Employee Plan is exempt from tax under Section 501(a) of the Internal Revenue Code of 1954.

                  (b) SEPARATE TRUSTS. The assets of each Employee Plan are invested in a separate trust or under a trust with one or more other such plans where the assets of each plan are separately accounted for and available only to provide benefits to employees and beneficiaries covered under that Plan and to pay allocable administrative expenses. Each Employee Plan is maintained by the Company under a plan document which does not provide for other participating employers. No Employee Plan provides credit with respect to service other than with the Company, and neither the Company nor any such Employee Plan have liability or responsibility with respect to any such credit. This Section 11.4(b) does not apply to any plan which is a multi-employer plan (as defined in ERISA) as set forth in SCHEDULE 6.16.

         11.5     [INTENTIONALLY OMITTED]

         11.6 PAYMENT OF CONTRIBUTIONS. No Employee Plan or other person has sought, or will seek prior to the Closing Date, a waiver of any funding requirements with respect to any Employee Plan.

         11.7 OTHER LIABILITIES. To the knowledge of the Shareholders after reasonable inquiry, the Company hereby represents that no liability to any employee, beneficiary or other person or entity has been incurred prior to and including the Closing Date in connection with any Employee Plan, by reason of any action or inaction by the Company or any person affiliated with the Company, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan. To the knowledge of the Shareholders after reasonable inquiry, the Company hereby agrees that no liability to any employee, beneficiary or other person or entity shall be incurred following the Closing Date in connection with any

Employee Plan, by reason of any action or inaction by the Company or any person affiliated with the Company, or any plan administrator or fiduciary, or any other person other than liabilities undertaken by them under the terms of the Employee Plan.

         11.8 INFORMATION. All Subject Employees and their beneficiaries and dependents, and all other participants and beneficiaries of any Employee Plan, all available data and benefits applicable to each of them under the terms of each Employee Plan (including, without limitation, complete pertinent pay history and all administrative records), shall be correctly identified and set forth in records delivered, at the election of Buyer, on or prior to the Closing Date by the Company to Buyer. Any such records not delivered by the Closing Date and requested by Buyer shall be delivered as promptly as practicable thereafter. The Company shall provide Buyer with all administrative forms, employee booklets, summary plan descriptions, and other employee communication materials used in connection with each Employee Plan, to the extent requested by Buyer. The Company shall deliver to Buyer at or prior to the Closing Date copies of all available prior plans and of all determination letters and applications for determination letters (including all correspondence with respect thereto) relating to the qualification of any Employee Plan under Section 401(a) of the Internal Revenue Code of 1954.

ARTICLE 12. PARTIES' OBLIGATIONS AFTER THE CLOSING

A.       SELLING PARTIES' OBLIGATIONS.

         12.1 [INTENTIONALLY OMITTED]

         12.2 CHANGE OF NAME. If requested by Buyer, Selling Parties agree that after the Closing Date they shall not use or employ in any manner directly or indirectly the name of WPJ, Inc. d/b/a Integrated Medical Systems or any variation thereof.

         12.3 MINIMUM FINANCIAL CRITERIA. Notwithstanding anything to the contrary, including Section 12.4(g), in the event that on the Closing Date the Company does not have (i) an excess of total current assets to total current liabilities of at least $225,000; and (ii) shareholder equity of at least $640,000, then Shareholders shall pay Buyer within ten (10) days after the delivery of the Final Report (as defined herein) any amounts necessary so that the tests described in clauses (i) and (ii) of this sentence are met. The determination of the Company's current assets, current liabilities and shareholder equity shall be made pursuant to a balance sheet as of the Closing Date reviewed (under practices, procedures and standards consistent with those used in the Stub Period Statements) by Coopers & Lybrand, Orange County office (the "CPA") as promptly as practicable after the Closing, which balance sheet shall be delivered to the parties by the CPA in the form of a "Draft Report". For a period of ten (10) days after receipt of the Draft Report, each party shall have the right to discuss the Draft Report with the CPA. Upon expiration of said 10-day period, subject to any extensions that the CPA may request in its sole discretion, the CPA shall issue its "Final Report", which shall be conclusive and binding upon the parties for the purposes of this Section 12.3 only. All costs incurred by the CPA pursuant to this Section shall be equally borne by the parties. The obligations of Shareholders described in this Section
12.3 are absolute and unconditional in all respects, and shall be valid and enforceable irrespective of any other agreements or circumstances which might otherwise constitute a defense to such obligations including, without limitation, any liabilities of Shareholders to Buyer pursuant to Section 12.4 of this Agreement. Shareholders absolutely, unconditionally and irrevocably waive any and all right to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to such obligations in any action or proceeding brought by Buyer to collect the indebtedness described in this Section.

         12.4 SHAREHOLDERS' INDEMNITIES. From and after the Closing, Shareholders shall indemnify, defend and hold harmless Buyer against and in respect of any and all claims, counterclaims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees ("Losses"), that Buyer may incur or suffer, which arise or result from any breach of or failure by Shareholders to perform any of their representations, warranties, covenants or agreements in this Agreement, subject to the following limitations and on the following terms and conditions:

                  (a) The representations and warranties made by the Shareholders in Section 6.13(a), together with any and all recourse against any of the Shareholders by Buyer with respect to a breach or failure by Shareholders to perform same, shall terminate and be of no further force and effect from and after the date which is five (5) years from the Closing Date.

                  (b) The representations and warranties made by the Shareholders in Section 6.4, together with any and all recourse against any of the Shareholders by Buyer with respect to a breach or failure by Shareholders to perform same, shall terminate and be of no further force and effect from and after the date on which the statute of limitations (for claims brought by the taxing authority) expires with respect to the tax year for which such warranty or representation is made; provided, that (i) in the event the statute of limitations applicable to a tax year is extended as a result of an amendment to tax returns or other conduct of Buyer in violation of the provisions of Section 12.12, then for purposes of this paragraph, the expiration date of the applicable statute of limitations shall be deemed to be the expiration date thereof as same existed as of the Closing Date, and (ii) the limitation set forth in this Section 12.4(b) shall not apply to the extent the breach of representation or warranty is a result of fraud or willful neglect as determined by a court of competent jurisdiction in an action brought by the taxing authority, in which case the representation and warranty and the right of Buyer to be indemnified for a breach or failure thereof pursuant to this Section 12.4 shall continue in perpetuity;

                  (c) The representations and warranties made by the Shareholders in Section 6.32, together with the right of Buyer to be indemnified for a breach or failure thereof pursuant to this Section 12.4, shall survive the Closing Date in perpetuity.

                  (d) Except as set forth in Sections 12.4(a), 12.4(b) and 12.4(c), all representations, warranties, covenants and agreements made by any of the Shareholders hereunder, together with any and all recourse against any of the Shareholders by Buyer with respect to a breach or failure by any of the Shareholders to perform same, shall terminate and be of no further force and effect from and after the date which is two (2) years from the Closing Date.

                  (e) In the event of a misrepresentation or breach of warranty or covenant by any of the Shareholders, the remedy of Buyer shall be limited to indemnification pursuant to this

Section 12.4, and neither Buyer nor any other such person shall be entitled to a rescission of this Agreement, except in the case of actual fraud that substantially deprives Buyer of the benefits contemplated by this Agreement.

                  (f) Shareholders shall not be liable under this Section 12.4 for any loss resulting from an event relating to a breach of warranty or representation if Shareholders can establish that Buyer had actual knowledge on or before the Closing Date of such event. The burden of proving any such actual knowledge is on the Shareholders.

                  (g) Shareholders shall not be liable to Buyer pursuant to this
Section 12.4 unless and until the aggregate amount of Losses for which indemnification is sought hereunder exceeds $250,000; provided, however, that when the aggregate amount of such Losses exceeds $250,000, Buyer's right of indemnification hereunder shall include the first $250,000 of Losses, subject to the other limitations contained in this Section 12.4.

                  (h) To the extent that notwithstanding the foregoing limitations, any of the Shareholders shall become liable to Buyer pursuant to the provisions of this Section 12.4 and/or Section 17(b) below:

                           (i) The Shareholders shall be entitled to a credit or
offset against any such liability of an amount equal to the sum of (A) the value of any net tax benefit realized (by reason of a tax deduction, basis reduction, shifting of income, credits and/or deductions or otherwise) by Buyer in connection with the loss or damaged suffered by Buyer which forms the basis of Seller's liability hereunder and (B) any proceeds received from any insurance policies with respect to the applicable claim; and

                           (ii) The aggregate amount of such liability of all
Shareholders (inclusive of any and all costs and attorneys' fees incurred in connection with the defense and indemnification obligations set forth herein), shall in no event exceed the sum of Ten Million Dollars ($10,000,000).

         12.5 [INTENTIONALLY OMITTED]

         12.6 [INTENTIONALLY OMITTED]

         12.7 DEPOSIT OF CHECKS. Selling Parties shall cooperate with Buyer in making all necessary or desirable arrangements so that checks and other payments on accounts receivable purchased by Buyer pursuant to this Agreement may be deposited into Buyer's bank accounts without endorsement by the Company.

         12.8 [INTENTIONALLY OMITTED]

         12.9 QUALIFIED STOCK PURCHASES. The Shareholders agree that they and the Company will cooperate with Buyer to timely make an election to qualify this transaction as a "qualified stock purchase" for purposes of Section 338(h)(10) of the Code.

         12.10 SUBCHAPTER S RETURN. The Shareholders agree that they will timely prepare and file any required S Corporation federal and state tax returns for the Company for any required periods through the Closing Date and, subject to
Section 2.1(c), will timely and fully pay all applicable taxes for that period as more particularly described in Section 6.4.

B.       BUYER'S OBLIGATIONS.

         12.11 POST-CLOSING OBLIGATIONS REGARDING CERTAIN EMPLOYEES. Buyer agrees to offer employment to Messrs. Scott Griffin, Gary Redmond and Richard Parratt on terms better than they had with IMS prior to the Closing.

         12.12 POST-CLOSING TAX RETURNS. With respect to the Company's federal and state tax returns for all earlier periods ending on or before the Closing Date, Buyer shall not cause any such return to be amended in any manner which may directly or indirectly result in additional tax liability to the Shareholders, or in any other manner take any position inconsistent with the Company's treatment of any item of income, deduction or credit as reflected on such tax returns, except with the prior written consent of the Shareholders, which consent shall not be unreasonably withheld.

         12.13 ACCESS TO RECORDS. Buyer shall retain any and all records provided under this Agreement for a period of five (5) years. From and after the Closing, Buyer shall allow Selling Parties, and their counsel, accountants and other representatives, such access to such records as Selling Parties reasonably require in order to comply with their respective obligations under the law or under contracts assumed by Buyer pursuant to this Agreement or for any other lawful purpose.

         12.14 BUYER'S INDEMNITIES. From and after the Closing, Buyer shall fully and forever indemnify, defend and hold harmless the Shareholders against and in respect of any and all Losses (as such term is defined in Section 12.4 hereof) that the Shareholders shall incur or suffer, which arise out of or result from any one or more of the following: (i) the breach of, or failure by Buyer to perform any of Buyer's representations, warranties, covenants and agreements in this Agreement; (ii) the failure of the Company, after the Closing Date, to pay, satisfy and discharge any liability appearing on the Stub Period Statements or arising after the Stub Period Date, except for (A) liabilities appearing on the Stub Period Statements that arose after December 31, 1997, outside of the ordinary course of the Company's business, as specifically set forth on SCHEDULE 12.14-1 hereto, and (B) liabilities arising after the Stub Period Date and prior to the Closing Date outside of the ordinary course of the Company's business, as specifically set forth in SCHEDULE 12.14-2 hereto; (iii) any personal guaranty executed by the Shareholders or either of them prior to the date hereto with respect to the obligations of the Company, including, without limitation, those set forth on SCHEDULE 12.14-3 hereto; or (iv) liabilities, contracts, agreements, debts, obligations, claims, demands, losses or damages incurred or sustained as a result of the ownership or operation of the Stock or Assets or business of the Company from and after the Closing Date. The obligations of Buyer pursuant to this Section 12.14 are subject to the following limitations and the following terms and conditions:

                  (a) In the event of a misrepresentation or breach of warranty or covenant by Buyer, the remedy of the Shareholders shall be limited to indemnification pursuant to this Section

12.14, and the Shareholders shall not be entitled to a rescission of this Agreement, except in the case of actual fraud that substantially deprives the Shareholders of the benefits contemplated by this Agreement.

                  (b) Buyer shall not be liable under this Section 12.14 for any loss resulting from an event relating to a breach of warranty or representation if Buyer can establish that the Shareholders had actual knowledge on or before the Closing Date of such event. The burden of proving any such actual knowledge is on Buyer.

                  (c) Except with respect to the guaranteed obligations set forth on SCHEDULE 12.14-3, Buyer shall not be liable to the Shareholders pursuant to this Section 12.14 unless and until the aggregate amount of Losses for which indemnification is sought hereunder exceeds $250,000; provided, however, that when the aggregate amount of such Losses exceeds $250,000, the Shareholders' right of indemnification hereunder shall include the first $250,000 of Losses, subject to the other limitations contained in this Section 12.14.

C.       ASSERTION OF CLAIMS.

         12.15 ASSERTION OF CLAIMS. All claims for indemnification by any of the Selling Parties pursuant to Section 12.14 hereof or the Buyer pursuant to
Section 12.4 hereof, or any other provision of this Agreement, including Article 17, shall be asserted and resolved as follows:

                  (a) Any person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of the Losses, specifying the nature and specific basis for such Losses and the indemnity claim and the amount or the estimated amount thereof to the extent then feasible and enclosing a copy of all papers (if any) served with respect to the claim (the "Claim Notice"). The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced, but only to the extent such notification within such time period is practicable. The Indemnifying Party shall have 30 days from the date the Claim Notice is given in accordance with the notice provisions hereof (the "Notice Period") to notify the Indemnified Party (x) whether it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses, and (y) whether its desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; which election to defend may be made without prejudicing the Indemnifying Party as to its liability hereunder, other than with respect to the costs of defense. Notwithstanding the foregoing, Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and that is not prejudicial to the Indemnifying Party.

                           (A) In the event that the Indemnifying Party notifies
the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest, or, if appropriate and related to the claim in question, in making any counterclaim against the person asserting the third party Losses, or any cross-complaint against any person. No claim with respect to which the Indemnifying Party has admitted its liability may be settled or otherwise compromised without the prior written consent of the Indemnified Party. Any party settling or compromising a claim in violation of the preceding sentence shall be solely liable for the amount of the settlement or compromise.

                           (B) If the Indemnifying Party does not notify the
Indemnified Party within 30 days after the receipt of a Claim Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to defend at the expense of the Indemnifying Party the claim with counsel of its choosing reasonably satisfactory to the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of any claim at any time prior to settlement or final determination thereof. Any such defense shall be prosecuted promptly and vigorously by the Indemnified Party.

                           In the case of either (A) or (B), if the Indemnifying
Party has not admitted its liability for a claim, the Indemnified Party shall send a written notice to the Indemnifying Party of any proposed settlement of any claim received by the Indemnified Party. The Indemnifying Party shall have an option for 30 days following receipt of such notice to (i) admit liability for the claim if it has not already done so and (ii) if liability has been admitted, reject, in its reasonably judgment, the proposed settlement. Failure to reject such settlement within such 30 day period shall be deemed an acceptance of such settlement. If the Indemnified Party settles any such claim over the objection of the Indemnifying Party, the Indemnified Party shall thereby waive any right to indemnify therefor, unless the Indemnifying Party has prior to the time of settlement admitted liability for such claim. Notwithstanding any provisions hereof to the contrary, the Indemnifying Party may defend any claim in the manner described herein under a reservation of rights as to liability for such claim.

                  (b) In the event any Indemnified Party should have a claim for Losses against any Indemnifying Party hereunder that does not involve a Loss being asserted against or sought to be collected from it by a third party (for example, but without limitation, a Loss resulting from a breach of a representation, warranty or covenant), the Indemnified Party shall send a Claim Notice (including an explanation, in reasonable detail, of the basis for such claim, the particular representation, warranty or covenant claimed to be breached by the Indemnifying Party, and the manner in which the amount claimed to be due was computed, together with all documents in the possession of the Indemnified Party relating to such claim for Losses) with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the date the Claim Notice is given that it disputes such claim for Losses, the amount of such Losses shall be conclusively deemed a liability of the Indemnifying Party hereunder.

         12.16 GUARANTEE OF TRADE ACCOUNTS RECEIVABLE. The Shareholders guarantee to Buyer that the unpaid balance of all Trade Accounts Receivable identified in the Financial Statements as "Accounts Receivable" (those goods and services sold in the ordinary course of business less allowances for bad debts) of the Company on hand at the Closing Date will be paid within one hundred eighty (180) days of the date of Closing. Within ten (10) days after delivery to the Shareholders of written notice of any Accounts Receivable unpaid within such one hundred eighty (180) day period, the Shareholders will pay to Buyer the full amount of such unpaid receivables in cash. In addition, Shareholders guarantee to Buyer an account receivable of approximately $21,000 due the Company from EDSS. Buyer shall provide full access and all reasonable assistance to collect such receivables. Any receivables not collected shall be assigned to the Shareholders. The obligations of Shareholders described in this Section 12.16 are absolute and unconditional in all respects, and shall be valid and enforceable irrespective of any other agreements or circumstances which might otherwise constitute a defense to such obligations including, without limitation, any liabilities of Buyer to Shareholders pursuant to Section 12.4 of this Agreement. Shareholders absolutely, unconditionally and irrevocably waive any and all right to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to such obligations in any action or proceeding brought by Buyer to collect the indebtedness described in this Section.

ARTICLE 13. COSTS

         13.1 FINDER'S OR BROKER'S FEES. Each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

         13.2 EXPENSES. Each of the parties shall pay all costs and expenses, including, but not limited to attorneys' accounting fees, incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement, except that Buyer has agreed to reimburse the Company for its legal, accounting and other professional fees not to exceed $50,000 in the event this transaction does not close for any reason.

ARTICLE 14. FORM OF AGREEMENT

         14.1 HEADINGS. The subject headings of the Articles and Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         14.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the parties. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

ARTICLE 15. PARTIES

         15.1 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

         15.2 ASSIGNMENT; INUREMENT. Neither party may assign or delegate any of its rights or obligations under this Agreement or any part hereof without the prior written consent of the other party. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns.

ARTICLE 16. REMEDIES

         16.1 RECOVERY OF LITIGATION COSTS. Subject to Section 12.4(h)(ii), if any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

         16.2 CONDITIONS PERMITTING TERMINATION. Subject to the provisions of
Article 3 relating to the postponement of the Closing Date, either party may on the Closing Date terminate this Agreement by written notice to the other, without liability to the other, if (i) any condition to the obligations of such party as described in Article 9 or Article 10 hereof, as the case may be, has not been satisfied as of the Closing Date, or (ii) any bona fide action or proceeding shall be pending against either party on the Closing Date that could result in an unfavorable judgment, decree or order that would prevent or make unlawful the carrying out of this Agreement.

         16.3 DEFAULTS PERMITTING TERMINATION. If either Buyer or a Selling Party materially defaults in the due and timely performance of any of its representations, warranties, covenants or agreements under this Agreement, the non-defaulting party or parties may on the Closing Date give notice of termination of this Agreement, in the manner provided in Article 18. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective three (3) business days after the Closing Date, unless the specified default or defaults have been cured on or before this effective date for termination. Subject to Section 16.4, such termination shall not waive, release or discharge the non-defaulting parties' rights to seek legal and equitable relief.

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

         16.4 BREACH OF WARRANTIES. Notwithstanding any provision of this Agreement to the contrary, if upon execution of this Agreement and upon the Closing Date, the warranties and representations made by either party pursuant to Sections 6, 7 or 11 of this Agreement are not true and correct, and either party notifies the other party of such fact in writing, then the rights and obligations of the parties shall be as follows:

                  (a) If the applicable warranty and/or representation was untrue as of the date made, then except in cases of actual fraud, the sole and exclusive remedy of the non-warranting party shall be either of the following, as the non-warranting party may elect in writing:

                           (i) To waive the breach in writing and continue with
the Closing, in which case the non-warranting party shall have no further recourse with respect to such breach or falsity pursuant to Section 12.4 or
12.14 or otherwise; or

                           (ii) To terminate this Agreement by written notice,
in which case neither party shall have any further obligations hereunder except as set forth in Section 18.

                  (b) If the applicable warranty or representation was true when made, but became untrue thereafter for reasons other than a breach by the warranting party of its other covenants and obligations under this Agreement, then:

                           (i) If the breach or falsity would adversely and
materially affect the non-breaching party's rights and obligations under this Agreement, the remedies of the non-warranting party shall be as elected under
Section 18(a) above; and

                           (ii) If the breach or falsity would NOT adversely and
materially affect the non-breaching party's rights and obligations under this Agreement, the sole and exclusive remedy of the non-warranting party shall be limited to that set forth in Section 18(a)(i) above, and the non-warranting party shall have no right to terminate this Agreement on account of such breach or falsity.

ARTICLE 17. INDEMNIFICATION PROVISIONS RELATING TO OFFER AND SALE OF SECURITIES

         The following provisions shall be applicable with respect to any and all registration statements, offering circulars or other documentation relating to the public offering or private placement of securities of Buyer or any of its affiliated companies (including, from and after the Closing Date, the Company) filed, delivered or circulated after the date of this Agreement ("Offering Documents"):

                  (a) Buyer hereby agrees to indemnify and hold harmless each Shareholder from and against any and all losses, claims, damages or liabilities ("Losses"), joint or several, to which such Shareholder may become subject insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, PROVIDED, HOWEVER, that Buyer will not be liable to indemnify a Shareholder to the extent that any such Loss arises out of or is based upon any untrue statement or omission made in reliance upon and in conformity with written information furnished to Buyer by such a Shareholder specifically for use therein. Buyer further agrees to reimburse each Shareholder for all fees, costs and expenses reasonably incurred in connection with investigating or defending any Losses or actions in respect thereof ("Legal Expense"). This indemnity agreement shall be in addition to any liability which Buyer may otherwise have pursuant to this Agreement or otherwise.

                  (b) Each Shareholder severally agrees to indemnify and hold harmless Buyer and each person who controls Buyer within the meaning of the Securities Act of 1933, as amended, against any Losses to which Buyer or any such controlling person may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement of material fact contained in the Offering Documents, or any amendment or any supplement thereto, or arise out of or are based upon the omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Buyer by such Shareholder specifically for use therein, and each Shareholder further severally agrees to reimburse Buyer and any such controlling person for Legal Expenses. This indemnity agreement shall be in addition to any liability which each Shareholder may otherwise have pursuant to this Agreement or otherwise; provided, however, that the liability of the Shareholders pursuant to this Section 17(b), when added to any liability incurred by the Shareholders pursuant to Section 12.4 of this Agreement, shall in no event exceed the amount stated in Section 12.4(h)(ii) of this Agreement.

                  (c) Notwithstanding the foregoing, in the case of subsection
(a) above, Buyer shall be required to indemnify each Shareholder and to reimburse Legal Expenses unless, and in the case of subsection (b) above, neither Shareholder shall be required to indemnify Buyer or any controlling person or to reimburse Legal Expenses until, there has been a finding of liability for a material misstatement or omission by such Shareholder pursuant to a final non-appealable judgment by a court of competent jurisdiction. In such event, the amount of indemnifiable Losses for which such Shareholder shall be liable shall be determined in accordance with the provisions of Section 21D(g) of the Securities Exchange Act of 1934, as amended ("Section 21D"), whether or not Section 21D would apply to the underlying action.

                  (d) Except with the Shareholders' prior written consent, which consent shall not be unreasonably withheld or delayed, Buyer shall not include, in any Offering Documents filed, delivered or circulated prior to the Closing, the Financial Statements or any other Confidential Information (as defined in Section 21.2).

ARTICLE 18. NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Except as set forth to the contrary in Section 12.4, all representations, warranties, covenants and agreements in this Agreement shall survive the Closing. In the event the Closing does not occur and this Agreement terminates pursuant to Article 16 or otherwise, the obligations of the parties under the following provisions hereof shall nevertheless survive such termination: Sections 13.2, 16.1, 16.3, Article 17 and Section 21.2.

ARTICLE 19. NOTICES

          Except as otherwise specifically provided herein, any notice required or permitted to be sent by this Agreement will be in writing and will be (i) delivered by hand; (ii) sent by fax (if the receiving machine confirms receipt through answerback and the sending machine prints a paper copy of the answerback message); or (iii) mailed by registered, certified or other prepaid, receipted delivery service, return receipt requested, to the address or fax number provided by this Agreement. Complying notices will be effective (a) when delivered by hand; (b) the next business day after sent by fax; (c) three (3) business days after deposited in the mail in the manner required above, with proper postage prepaid; or (d) one (1) business day after deposited with the delivery service. Notices will be addressed as follows or as from time to time directed in writing by either party by notice given hereunder:

          COMPANY:                  WPJ, Inc. d/b/a Integrated Medical Systems
                                             3720 S. Susan, Suite 100
                                             Santa Ana, CA 92704
                                             Attn: Robert Weinberger, President

                   with copy to:             Levinson, Miller, Jacobs & Phillips
                                             1875 Century Park East, Suite 2000
                                             Los Angeles, California   90067
                                             Attn: Stephen I. Halper, Esquire

          SHAREHOLDERS:                      Robert Weinberger

                                                      (AS ABOVE)

                                             Mark Pehl

                                                      (AS ABOVE)

          BUYER:                             ProxyMed, Inc.
                                             2501 Davie Road, Suite 230
                                             Fort Lauderdale, Florida   33317
                                             Attn: Harold S. Blue
                                                   Chairman and Chief Executive
                                                   Officer

                   with copy to:             ProxyMed, Inc.
                                             2501 Davie Road, Suite 230
                                             Fort Lauderdale, Florida   33317
                                             Attn: Frank M. Puthoff, Esq.

                                                   Exec. V.P. and Chief Legal
                                                   Officer

Any party may change its address for purposes of this Article by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 20. GOVERNING LAW; VENUE

         This Agreement shall be construed in accordance with, and governed by, the laws of the State of California, without regard to its conflict of laws provisions. In the event of any litigation between the parties arising out of this Agreement, the parties agree to submit the matter to the appropriate municipal, state or federal court sitting in Orange County, California, and the parties agree to submit to the jurisdiction of such courts.

ARTICLE 21. MISCELLANEOUS

         21.1 ANNOUNCEMENTS. Except as and to the extent required by any applicable law, regulation or order, including Securities and Exchange Commission regulations, no party to this Agreement shall, and each shall direct its representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of negotiations regarding a proposed transaction between the parties or any of the terms, conditions or other aspects of a proposed transaction without prior written consent of the other party. In the event any party is required by applicable law, regulation or order to make any such disclosure, such party shall provide prior notice of such required disclosure to the other party. Buyer agrees to deliver to the Shareholders a copy of the proposed public announcement relating to this transaction and to obtain Shareholders' written approval of same prior to the publication thereof.

         21.2 CONFIDENTIALITY. Buyer hereby agrees that until the Closing (or, if the Closing fails to occur, until the expiration of four years from the date hereof):

                  (a) To treat all Confidential Information as confidential and preserve its confidentiality during the time in which such information is in its possession or under its control and thereafter until such time, if any, that the Confidential Information shall become part of the public domain through no fault of Buyer;

                  (b) To disclose the Confidential Information only to those employees and agents (including its investment brokers, independent auditors, counsel and other professional advisors) who require access to such information. Buyer will advise each of the persons to whom it provides access to Confidential Information that such persons are strictly prohibited from making use of, duplicating, publishing or otherwise disclosing to others, or permitting others to use for their benefit or to the detriment of the Company any of the Confidential Information;

                  (c) If Buyer is required to produce the Confidential Information pursuant to a court order, legal process or governmental action, to first give the Company notice thereof and an opportunity to consider whether there is appropriate grounds to object to such production and, if so, appear before the requesting entity to object to its production;

                  (d) Upon the earlier of the request of the Company or the termination of this Agreement, to promptly return, (or if requested certify to the destruction) of all Confidential Information, including any copies thereof, to the Company; and

                  (e) Not to use, or permit others to use, the Confidential Information for any purpose other than the evaluation of the feasibility of Buyer's consummating an acquisition of substantially all of the Company's assets, or an acquisition of 100% of Company's capital stock, or a merger or similar form of taxable transaction with the Company (a "Contemplated Transaction").

                  As used herein, "Confidential Information" includes, without limitation, the following confidential and proprietary information of the Company as evidenced by its then existing written records, regardless of whether same was disclosed by the Company to Buyer prior to the date of this Agreement or is disclosed thereafter: (i) all concepts and ideas, whether or not patentable or copyrightable, relating to the Company's existing and proposed lines of business and services; (ii) all information relating to processes, procedures, marketing plans, and methods of exploiting Company's existing and proposed lines of business, products and services; (iii) all information which could aid others to commit fraud, sabotage or otherwise misuse Company's products or services or damage its business; (iv) all books, data, statements and compilations of information, in whatever form, relating to the sales, assets, liabilities, profits, losses and other financial matters of the Company or its providers, customers or suppliers; (v) all customer lists, provider lists and other information relating to the Company existing and prospective providers, customers and suppliers; and (vi) all other information, matters or things which constitute trade secrets of the Company under applicable law or
Section 6.12 Confidential Information hereunder.

                  Information disclosed by Company to Buyer shall not be deemed to be Confidential Information if (i) as evidenced by its then existing written records, it was in Buyer's lawful possession at the time of disclosure to Buyer;
(ii) at the time of disclosure, it is in the public domain; (iii) after disclosure, it becomes, through no act or omission on Buyer's part, in the public domain; or (iv) it is or was lawfully and independently developed by Buyer or obtained from a third party who is or was not under an obligation of confidentiality to Buyer or any of its affiliates either by law or under an express agreement.

                  It is further understood that by disclosing the Confidential Information, Selling Parties make no representations or warranties as to the accuracy or completeness of such Confidential Information. All representations and warranties of the Selling Parties with respect to the business and property of Company or any other matter or thing are expressly set forth in this Agreement. The Company and Buyer acknowledge and affirm that the Confidentiality and No

Shop Agreement dated March 12, 1998, is superseded by the execution and delivery of this Agreement by the parties.

         21.3 COVENANT NOT TO COMPETE. As a material inducement for Buyer to enter into this Agreement, Shareholders each agree that for a period of seven
(7) years following the Closing of this transaction that they will not, within the States of Washington or California, directly or indirectly, engage, assist or participate in, whether as a director, officer, executive, agent, manager, consultant, partner, owner or independent contractor or other participant, in any business which is the same as the Company is engaged in as of the Closing Date without the written consent of the Buyer. Shareholders acknowledge and agree that this clause is to protect the interests of the Buyer and without which Buyer would not have entered into this Agreement. Nothing contained herein shall prevent Shareholders individually from each acquiring less than 1% of any class of securities of any company that competes with the Buyer that has any of its securities listed on a national securities exchange or traded in the over-the-counter market, provided Shareholder remains a passive investor.

         21.4 FURTHER ACTIONS. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         21.5 SEVERABLE COVENANTS. In the event that any provision contained herein is declared invalid or illegal, the other provisions hereof shall not be affected or impaired thereby and shall remain valid and enforceable.

         21.6 SPECIFIC PERFORMANCE. In the event of a breach or threatened breach by any party hereto of the provisions of this Agreement prior to the Closing, any other party hereto shall be entitled to specific performance. Subject to Section 16.4, nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         21.7 [INTENTIONALLY OMITTED]

         21.8 CROSS-REFERENCE OF SCHEDULE MATTERS. All matters set forth under any one Schedule to this Agreement (or in any agreement, instrument or other document specifically referenced in such Schedule to the extent a copy of same has been delivered to the Buyer) are deemed to have been fully disclosed and set forth under all other Schedules hereto to the extent relevant. The Schedules shall in all respects modify all warranties and representations made by the Shareholders in Sections 6 and 11 hereof, and such Schedules are expressly made part of this Agreement.

         21.9 COUNTERPARTS. This Agreement and the Schedules attached hereto may be signed in two or more counterparts, any one of which need not contain the signatures of more that one party, but all such counterparts taken together will constitute one and the same instrument. In addition, execution of this Agreement and the Schedules attached hereto may be transmitted by one party to the other via facsimile.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it as of the day and year first above written.

BUYER:                                     PROXYMED, INC.

Attest:

                                           By: /S/ BENNET MARKS
                                               --------------------------------
By: /S/ FRANK M. PUTHOFF                       Bennett Marks, Exec. V.P.-Finance
    -----------------------------              and Chief Financial Officer
Frank M. Puthoff, Secretary

COMPANY:                                   WPJ, INC. d/b/a INTEGRATED
                                           MEDICAL SYSTEMS

Attest:

                                           By: /S/ MARK PEHL
                                               --------------------------------
By: /S/ ROBERT WEINERGER                       Mark Pehl, President
    -----------------------------
    Robert Weinberger, Secretary

BEING ALL THE
SHAREHOLDERS:                              By: /S/ ROBERT WEINBERGER
                                               --------------------------------
                                               Robert Weinberger, Shareholder

                                           By: /S/ MARK PEHL
                                               --------------------------------
                                               Mark Pehl, Shareholder